UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration statement no.:
(3)	Filing Party:
(4)	Date Filed:

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
310 North, Indian Hill Blvd, Suite 702
Claremont, California 91711-4611

[ ● ], 2008

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Kiwa Bio-Tech Products Group Corporation, a Delaware corporation, to be held on [ ● ], [ ● ], 2008, at 10:00 a.m. local time at our executive office located at Room 1702, Building A, Beijing Global Trade Center, 36 North Third Ring Road, East Dongcheng District, Beijing, People’s Republic of China.

The matters to be acted upon at the Annual Meeting of Stockholders are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on our operations and respond to any questions you may have.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please sign, date and mail the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope in order to ensure that your vote is counted. If you attend the meeting, you will, of course, have the right to vote your shares in person.

Very truly yours, Wei Li Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, NOVEMBER 11, 2008

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
310 North, Indian Hill Blvd, Suite 702
Claremont, California 91711-4611

[ ● ], 2008

Dear Stockholders:

The Annual Meeting of the Stockholders of Kiwa Bio-Tech Products Group Corporation, a Delaware corporation, will be held on Tuesday, [ ●], 2008, at 10:00 a.m. local time at our executive office located at Room 1702, Building A, Beijing Global Trade Center, 36 North Third Ring Road, East Dongcheng District, Beijing, People’s Republic of China. The purpose of the annual meeting is to consider and vote upon each of the proposals outlined in this proxy statement, including the proposal to:

1.
Elect five nominees as nominated by the Board of Directors to serve a one-year term on the Board of Directors set to expire at the 2009 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	Ratify the selection and appointment of Mao & Company CPAs, Inc. (“Mao & Co”) as our independent auditors for the fiscal year ended December 31, 2008;

3.	Approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000 shares; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 22, 2008 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

Our Proxy Statement is enclosed. Financial and other information concerning the company is contained in the enclosed Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as amended by Form 10-KSB/A filed on August 6, 2008.

By Order of the Board of Directors Yvonne Wang Secretary

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, November 11, 2008

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
310 North, Indian Hill Blvd, Suite 702
Claremont, California 91711-4611

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
[ ● ], [ ● ], 2008

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors of Kiwa Bio-Tech Products Group Corporation, a Delaware corporation, to holders of shares of our common stock, in connection with the solicitation of proxies by the Board of Directors for use at our 2008 Annual Meeting of Stockholders, to be held at 10:00 a.m. local time on [ ● ], [ ● ], at our executive office located at Room 1702, Building A, Beijing Global Trade Center, 36 North Third Ring Road, East Dongcheng District, Beijing, People’s Republic of China. These proxy materials will be available to stockholders by mail, via e-mail or on internet, subject to their choice, on or about [ ● ], 2008.

References herein to “we”, “us”, “our” or “the Company” refer to Kiwa Bio-Tech Products Group Corporation and its wholly-owned and majority-owned subsidiaries unless the context specifically states or implies otherwise.

Company Background

We are the result of a share exchange transaction completed in March 2004 between the shareholders of Tintic Gold Mining Company (“Tintic”), a corporation originally incorporated in the state of Utah on June 14, 1933 to perform mining operations in Utah, and the shareholders of Kiwa Bio-Tech Products Group Ltd. (“Kiwa BVI”), a company originally organized under the laws of the British Virgin Islands on June 5, 2002. The share exchange resulted in a change of control of Tintic, with former Kiwa BVI stockholders owning approximately 89% of Tintic on a fully diluted basis and Kiwa BVI surviving as a wholly-owned subsidiary of Tintic. Subsequent to the share exchange transaction, Tintic changed its name to Kiwa Bio-Tech Products Group Corporation. On July 21, 2004, we completed our reincorporation in the State of Delaware.

We have established two operating subsidiaries in China — Kiwa Bio-Tech Products (Shandong) Co., Ltd. (“Kiwa Shandong”) in 2002, a wholly-owned subsidiary, and Tianjin Kiwa Feed Co., Ltd. (“Kiwa Tianjin”) in July 2006, an 80% majority-owned and controlled subsidiary.

Annual Report

Our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, as supplemented by our Form 10-KSB/A as filed on August 6, 2008, is enclosed with this proxy statement.

Voting Securities

Only stockholders of record as of the close of business on [ ● ], 2008 will be entitled to vote at the meeting and any adjournment thereof. As of [ ● ], 2008, the number of outstanding shares of common stock of the Company was [ ● ]. Each holder of shares of our common stock is entitled to one vote for each share of common stock held with respect to the proposals presented in this proxy statement.

Voting of Proxies

All valid proxies received prior to the annual meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

As indicated on the enclosed proxy card, with respect to Proposal 1 relating to the election of directors, you may vote “FOR” all or some of the nominees or may indicate “WITHHOLD” with respect to one or more of the nominees. With respect to each of Proposal 2 and Proposal 3, you may vote “FOR,” or “WITHHOLD”.

In the absence of specific instructions, proxies will be voted by the individuals named in the proxy “FOR” the election of each of the five specified director nominees in the case of Proposal 1, “FOR” the approval of our independent auditor in the case of Proposal 2, “FOR”the increase in our authorized common stock in Proposal 3, and in the discretion of the proxies named in the proxy card on all other matters that may properly come before the annual meeting.

Votes Required for Approval of Proposals

Assuming that a quorum of stockholders is present at the annual meeting, the five director nominees receiving the greatest number of votes shall be elected to the Board of Directors, even without receiving a majority of the votes cast. The affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon at the annual meeting is required for Proposal 2 and for other matters that properly come before the annual meeting.

For the purpose of determining the vote required for approval of matters to be voted on at the annual meeting, shares held by stockholders who abstain from voting on a matter will be treated as being “present” and “entitled to vote” on the matter, and, therefore, an abstention (withholding a vote as to all matters) has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as “present” or “entitled to vote” on the matter, and, therefore, a broker non-vote or the withholding of a proxy’s authority will have no effect on the outcome of the vote on the matter, other than to affect the existence of a quorum. A “broker non-vote” refers to shares of our common stock represented at the annual meeting in person or by proxy by a broker or nominee where such broker or nominee (1) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (2) does not have discretionary voting power on such matter.

Quorum

Our bylaws provide that a majority of all the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	delivering a written notice of revocation to our Corporate Secretary at our principal executive office located at 310 North Indian Hill Blvd, Suite 702, Claremont, California 91711-4611;

•
delivering a properly executed proxy showing a later date to our Corporate Secretary at our principal executive office located at 310 North Indian Hill Blvd, Suite 702, Claremont, California 91711-4611; or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. We will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. In addition, we may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1 ELECTION OF DIRECTORS

Five directors are to be elected at the annual meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier resignation or removal. The accompanying proxy will be voted in favor of the following persons to serve as directors unless the stockholder indicates to the contrary on the proxy. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy. Four of the director nominees are currently directors of the Company.

The following persons have been nominated to be elected as directors at the annual meeting:

Name	Age	Title
Wei Li	47	Chief Executive Officer and Chairman of the Board
Xucheng Hu	46	-
Lianjun Luo	39	Chief Financial Officer and Director
Yunlong Zhang	45	Director
Qi Wang	42	Director

Wei Li became our Chief Executive Officer and Chairman of the Board on March 12, 2004. Prior to the Tintic/Kiwa share exchange transaction, Mr. Li was the acting Chief Executive Officer of Kiwa BVI since January 1, 2004. Mr. Li founded Kiwa BVI to capitalize on the growth of the ag-biotechnology industry in China. Prior to founding Kiwa BVI, Mr. Li founded China Star Investment Group (“China Star”), an entity which provides integrated financing services and/or venture investments to growth businesses in China. Mr. Li served as President of China Star from June 1993 to January 2004. In 1989, Mr. Li founded Xinhua International Market Development Ltd., a company which engaged in investing in China’s high tech, pharmaceutical, medical device, media, entertainment and real estate industries. Mr. Li holds a bachelor of science degree in finance from Hunan Finance and Economics University.

Xucheng Hu has been appointed as Executive Director of New Capital International Investment Limited since August 2003, a listed company on Hong Kong Exchanges. Prior to this engagement, Mr. Hu acted as Executive Director of China Property Development (Holdings) Limited and Asia Director of ING Real Estate. Over the past 10 years, he has been working with the Beijing International Trade Association and the Beijing International Trade Research Institute, during which period his responsibilities included performing financial and economic research and providing professional advice on Beijing municipal government's cross-provincial investments and foreign investments, participating in the decision-making process for granting export rights to Beijing government-owned enterprises, evaluating investment proposals as well as supervising sino-foreign investments in Beijing. Mr. Hu graduated with a bachelor degree in economics from the Beijing Economics College in 1983.

Lianjun Luo became our Chief Financial Officer on March 12, 2004, and one of our directors on March 27, 2004. Mr. Luo served as the Chief Executive Officer of Kiwa BVI from October 2002 to March 2004. From January 2002 to October 2002, Mr. Luo served as the Chief Financial Officer of China Star. From August 2000 to December 2001, Mr. Luo served as manager of the Security Department and as Assistant to the President at Jilin HengFa Group Ltd., a Chinese drug manufacturing company, responsible for the company’s preparation for an aborted IPO and for merger and acquisition activities. From May 1998 to July 2000, Mr. Luo worked as manager of the Investment Department and Associate General Manager for Hongli Industry Co., Ltd., a Chinese investment company on merger and acquisition transactions. Mr. Luo obtained his law degree from China University of Politics Science and Law in 1993. Mr. Luo is a certified public accountant and lawyer in China.

Yunlong Zhang became one of our directors on March 27, 2004 and General Manager of our wholly-owned subsidiary, Kiwa Bio-Tech Products (Shandong) Co., Ltd on May 10, 2007. From May 2000 to the present, Mr. Zhang has been the General Manager of China Star, responsible for its daily operations. From 1994 to 2000, Mr. Zhang served as the head of the Investment Department at China National Economic and Systems Reform Research and Services Center, an economic reform think tank for the central government. Mr. Zhang holds a degree in statistics.

Qi Wang became our Director on July 16, 2007. Mr. Wang has been a director of Kiwa-CAU R&D Center since July 2006. Mr. Wang served as a Professor and Advisor for Ph.D students in the Department of Plant Pathology, China Agricultural University (“CAU”) since January 2005. Prior to that, he served as an assistant professor and lecturer of CAU since June 1997. He obtained his master degree and Ph.D in agricultural science from CAU in July 1994 and July 1997, respectively. Mr. Wang received his bachelor’s degree of science from Inner Mongolia Agricultural University in July 1989. He is a committee member of various scientific institutes in China, including the National Research and Application Center for Increasing-Yield Bacteria, Chinese Society of Plant Pathology, Chinese Association of Animal Science and Veterinary Medicine.

The Board of Directors recommends that stockholders vote “FOR” the nominees named in this proxy statement. The five individuals receiving the greatest number of votes shall be deemed elected even if they do not receive a majority vote.

Information Regarding the Board of Directors and its Committees

During 2007, the Board of Directors was composed of five members, including Messrs Wei Li, Lianjun Luo, Dachang Ju, Yunlong Zhang and Qi Wang. All board actions require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

During 2007, our Board of Directors held eight meetings. No member of our Board of Directors attended fewer than 75% of the meetings. We currently do not have a policy with respect to board members’ attendance at annual meetings.

We do not have a standing audit, nominating or compensation committee. As a small, development-stage company, we believe that all of our directors acting together, as opposed to a subset of them acting by means of a committee, is the most efficient and effective framework for us to perform the functions otherwise associated with audit, nominating and compensation committees.

Nominating Committee Functions

Since we do not have a nominating committee, all of the members of the Board of Directors participate in the consideration of director nominees. We do not currently have a written nominating committee charter or similar document.

Process for Identifying and Evaluating Nominees for the Board of Directors

Our Board of Directors may employ a variety of methods for identifying and evaluating director nominees. If vacancies are anticipated or arise, our Board of Directors considers various potential candidates which may come to our attention through current board members, professional search firms, stockholders or other persons. These candidates may be evaluated by our Board of Directors at any time during the year.

Our Board of Directors considers candidates recommended by stockholders when the nominations are properly submitted as described in “Consideration of Stockholder Recommendations” below. Following verification of the stockholder status of persons proposing candidates, our Board of Directors will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized herein to determine whether the candidate is qualified for service on the board, before deciding to undertake a complete evaluation of the candidate. If our Board of Directors determines that additional consideration is warranted, it may use a third-party search firm to gather additional information about the prospective nominee’s background and experience. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed before undertaking a complete evaluation, our Board of Directors will treat a potential candidate nominated by a stockholder like any other potential candidate.

In evaluating a director candidate, our Board of Directors will review his or her qualifications including capability, availability to serve, conflicts of interest, general understanding of business, understanding of the Company’s business and technology, educational and professional background, personal accomplishment and other relevant factors. Our Board of Directors has not established any specific qualification standards for director nominees, although from time to time the Board of Directors may identify certain skills or attributes as being particularly desirable to help meet specific needs that have arisen. Our Board of Directors may also interview prospective nominees in person or by telephone. After completing this evaluation, the Board of Directors will determine the nominees.

Consideration of Stockholder Recommendations

Our Board of Directors considers director candidates recommended by stockholders. Candidates recommended by stockholders are evaluated on the same basis as are candidates recommended by our Board of Directors. Any stockholder wishing to recommend a candidate for nomination by the Board of Directors should provide the following information in a letter addressed to the Board in care of our Secretary: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) information as to any plans or proposals of the type required to be disclosed in Schedule 13D and any proposals that the nominee proposes to bring to the Board of Directors if elected; (v) any other information regarding the recommended nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A pursuant to the Securities Exchange Act of 1934 and (vi) the consent of the recommended nominee to serve as a director if elected. Additional information may be requested to assist our Board of Directors in determining the eligibility of a proposed candidate to serve as a director. In addition, the notice must meet any other requirements contained in our bylaws. Stockholders may nominate candidates directly by complying with our bylaws and applicable law, including the deadlines described under “Stockholder Proposals for the 2009 Annual Meeting of Stockholders”, below.

Audit Committee Functions

Since we do not have an audit committee, the entire Board of Directors acts as the audit committee. The Board has determined that at least one person on the Board, Lianjun Luo, qualifies as a “financial expert” as defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Mr. Luo does not meet the definition of an “independent” director set forth in Rule 4200(a)(15) of the Market Place Rules of the Nasdaq Stock Market, which is the independence standard that we have chosen to report under. We have not been able to identify a suitable candidate for our Board of Directors that would qualify as an audit committee financial expert. We do not currently have a written audit committee charter or similar document.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all employees, consultants and members of the Board of Directors, including the Chief Executive Officer, Chief Financial Officer and Secretary. This code embodies our commitment to conduct business in accordance with the highest ethical standards and applicable laws, rules and regulations. We will provide any stockholder a copy of the code, without charge, upon written request to our Secretary.

Stockholder Communications with Board of Directors

Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors may write to Kiwa Bio-Tech Products Group Corporation, Board of Directors, 310 North. Indian Hill Blvd, Suite 702, Claremont, California 91711-4611.

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or certain specified individual directors. We will receive and make copies of all such letters and circulate them to the appropriate director or directors.

Compensation of Directors for 2007

We currently have no policy in effect for providing compensation to our directors for their services on our Board of Directors. In fiscal 2007, we did not provide any compensation to our directors for their service on our Board of Directors. Two of the directors, Messrs Wei Li and Lianjun Luo are also executive officers of the Company and their respective compensation was provided for their service as employees of the Company.

PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITOR

Audit and Other Fees

Audit Fees

Mao & Company, CPAs, Inc. (“Mao & Co”) audited our financial statements for year-end 2007 and 2006, and reviewed our quarterly financial statements for 2007. Since we do not have a formal audit committee, our entire Board of Directors serves as our audit committee. We have not adopted pre-approval policies and procedures with respect to the Company’s accountants, but our board of directors approved the engagement of Mao & Co. before engagement. All of the services described below were approved by our board of directors prior to performance. The board of directors has determined that the payments made to its independent accountant for these services are compatible with maintaining such auditor's independence.

The aggregate audit fees for 2007 were approximately $77,900. The amounts include fees for professional services rendered by Mao & Co. in connection with the audit of our consolidated financial statements for the 2007 fiscal year and reviews of our quarterly reports on the Form 10-QSB for the first, second and third quarters of fiscal 2007.

The aggregate audit fees for 2006 were approximately $73,000. The amounts include fees for professional services rendered by Mao & Co. in connection with the audit of our consolidated financial statements for the 2006 fiscal year and reviews of our quarterly reports on the Form 10-QSB for the first, second and third quarters of fiscal 2006.

Audit-Related Fees

Audit-related fees for 2007 for assurance and related services by Mao & Co were $5,600. The amounts include fees for auditing the financial statements in relation to the preparation and filing of the post-effective amendments for our registration statement on Form SB-2.

Audit-related fees for 2006 for assurance and related services by Mao & Co. and Grobstein, Horwath & Company, LLP (“GHC”) were $7,100 and $9,500. The amounts include fees for auditing the financial statements in relation to the preparation and filing of our registration statement on Form SB-2.

Tax Fees

Tax service fees billed to a tax consultant for 2007 were $4,500. Tax service fees billed to Mao & Co. for 2006 were $4,500.

All Other Fees

There were no additional aggregate fees billed by Mao & Co. for 2007 and 2006 for other services rendered to the Company.

Ratification of Selection of Independent Auditor

Effective March 14, 2006, our board of directors approved the selection and appointment of Mao & Co as our certifying accounting firm for the fiscal year ending December 31, 2005 after GHC resigned on March 13, 2006. Thereafter Mao & Co has issued the audit report on our consolidated financial statements for the fiscal year ended December 31, 2007, 2006 and 2005. (Our Annual Report on Form 10-KSB for fiscal 2007, as amended by Form 10-KSB/A filed on August 6, 2008 is attached.)

We do not expect representatives of Mao & Co to be present at the annual meeting.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s independent accountant to provide audit or non-audit services for the company must either be approved by the audit committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the audit committee. Our Board of Directors (functioning as the audit committee) has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the independent accountant must be approved in advance of the engagement by the Board of Directors. Under limited circumstances, certain de minimis non-audit services may be approved by the Board of Directors retroactively. All services provided to the company by the independent accountants in fiscal 2007 were approved in advance of the engagement by the Board of Directors and no non-audit services were approved retroactively by the Board of Directors pursuant to the exception for certain de minimis services described above.

The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the selection and appointment by the Board of Directors of Mao & Co as the Company’s independent auditor for the fiscal year ended December 31, 2008.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection and appointment of Mao & Company, CPAs, Inc. as independent auditors of the Company.

PROPOSAL 3 APPROVAL OF INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

We are currently authorized under our Restated Certificate of Incorporation to issue 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. Our Board of Directors proposes to increase the number of authorized shares of common stock to 300,000,000 shares. Our Board of Directors believes that the proposed increase to the authorized number of shares of common stock is necessary for our continued success and growth. The proposed certificate of amendment (the "Certificate of Amendment") will amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, from 200,000,000 shares to 300,000,000 shares. The Certificate of Amendment will not affect the authorized number of shares of preferred stock, which will remain at 20,000,000.

The additional shares of common stock that we are seeking authorization for may be used for such corporate purposes as the Board of Directors may determine from time to time to be necessary or desirable. These purposes may include, without limitation: raising capital through the sale of common stock; acquiring other businesses in exchange for shares of common stock; and attracting and retaining employees by the issuance of additional securities under the Stock Plan and other employee equity compensation arrangements. One of these purposes that we are seeking an increase in our authorized shares is to maintain sufficient shares to meet the reserve requirements 6% Secured Convertible Notes.

Pursuant to a Securities Purchase Agreement entered into on June 29, 2006 with six institutional investors, we issued and sold 6% Secured Convertible Notes, in the aggregate principal amount of U.S. $2,450,000, convertible into shares of our common stock, and Warrants to purchase 12,250,000 shares of our common stock. As of September, 22, 2008, six investors converted $695,900 principal and the outstanding balance was $1,754,100.

The outstanding principal amount of the Convertible Notes is convertible into shares of our common stock pursuant to a conversion price that is based on an average of the trading price of our common stock on the OTC Bulletin Board discounted by 40%. The conversion price would also be adjusted for certain subsequent issuances of any of our equity securities at prices below the conversion price then in effect. The Convertible Notes contain a volume limitation that prohibits the holder from converting further Convertible Notes if doing so would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. In addition, the holder agrees that it will not convert more than the holder’s pro-rata share of by principal amount of $120,000 of Convertible Notes per calendar month. The exercise price of the Warrants is $0.45 per share, subject to anti-dilution adjustments pursuant to a broad-based weighted average formula for subsequent issues of our equity securities below the trading price of the shares.

The Purchase Agreement requires us to maintain a reserve of authorized common stock equal to 110% of the number of shares issuable upon full conversion of the Convertible Notes and exercise of the Warrants. The Purchase Agreement imposes financial penalties if the authorized number of shares of common stock is insufficient to satisfy the reserve requirements. The Convertible Notes and the Warrants also impose financial penalties on us if we fail to timely deliver common stock upon conversion of the Convertible Notes and exercise of the Warrants, respectively.

Because the Conversion Price of the Notes at any point in time is based on the trading price of our common stock, it is not possible to calculate the exact number of shares issuable upon conversion of the Convertible Notes in the future. For illustration purposes, the conversion price of the Convertible Notes calculated for September 3, 2008 was $0.18, The outstanding balance of principal of 6% Notes on the same date was $1,754,100.48. At that conversion price the Convertible Notes outstanding as of September 3, 2008 could be converted into 97,450,027 shares of common stock. As of September 3, 2008, there were 94,130,954 shares of common stock issued and outstanding, and in addition to the Convertible Notes and Warrants, there are outstanding options, rights or warrants, convertible loans and stock subscription and other stock commitments issuable for approximately 35,600,000 shares of common stock. (The conversion or exercise terms of some of these securities are based on the Company's stock price, and therefore the exact number of shares issuable pursuant to those securities varies from day to day.)

If the Certificate of Amendment is approved, the Board of Directors will have the authority to issue additional shares of common stock up to the 300,000,000 authorized amount without further stockholder approval, except as may be required for a particular transaction by applicable law, regulatory agencies or any other rules which we may be subject to.

Our Board of Directors believes that the authorized number of shares of common stock should be increased to provide the Board of Directors with the ability to issue additional shares of common stock to satisfy our contractual obligations and for the other potential corporate purposes described above, without having to incur the delay and expense incident to holding a special meeting of the stockholders to approve an increase in the authorized shares of common stock at that time.

The authorization of the additional shares of common stock by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, but, to the extent that the additional authorized shares are issued in the future, it will decrease existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing stockholders and have a negative effect on the trading price of our common stock. Because the common stock issuable in conjunction with the Convertible Notes is based on a discount to the trading price, all common stock issued upon conversion of the Convertible Notes will be dilutive to existing stockholders on a market capitalization basis. Under the Restated Certificate of Incorporation, stockholders do not have preemptive rights with respect to the issuance of shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership of common stock.

OTHER CONSIDERATIONS

The increase in the number of authorized shares of common stock could have unintended effects. For example, if our Board of Directors issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction. To the extent that it impedes any such attempts, the Certificate of Amendment may serve to perpetuate our management. The Certificate of Amendment is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the Restated Certificate of Incorporation and our bylaws that would thwart such efforts.

THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE CERTIFICATE OF AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2007 certain information with respect to the beneficial ownership of our common stock by (i) each of our directors and executive officers, (ii) each person who is known by us to beneficially own more than 5% of our outstanding common stock, and (iii) all of our directors and executive officers as a group. Percentage ownership is calculated based on 81,519,676 shares of our common stock outstanding as of December 31, 2007. None of the shares listed below are issuable pursuant to stock options or warrants of the Company.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class
Common Stock	Weil Li(1)	13,064,794	16.03%
Common Stock	Dachang Ju(2)	10,062,088	12.34%
Common Stock	Lianjun Luo	1,305,562	1.60%
Common Stock	Qi Wang	-	-
Common Stock	Yunlong Zhang	308,916	*
Common Stock	All Star Technology Inc.	12,356,672	15.16%
Common Stock	InvestLink (China) Limited	10,062,088	12.34%
Common Stock	All officers and directors as a group (5 persons)	24,741,360	30.35%

*	Less than 1%.

(1)
Consists of shares held by All Star Technology Inc., a British Virgin Islands international business company. Wei Li exercises voting and investment control over the shares held by All Star Technology Inc. Wei Li is a principal stockholder of All Star Technology Inc. and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by All Star Technology Inc. except to the extent of his pecuniary interest therein.

(2)
Consists of 7,812,088 shares of common stock held directly by InvestLink (China) Limited (“Investlink”) and 2,250,000 shares of common stock held by InvestLink as custodian for Guisheng Chen. InvestLink has the sole power to vote or direct the vote and dispose or direct the disposition of 10,062,088 shares but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Dachang Ju exercises voting and investment control over the shares held by InvestLink. Dachang Ju is a principal stockholder of InvestLink and may be deemed to beneficially own such shares, but disclaims beneficial ownership in such shares held by InvestLink except to the extent of his pecuniary interest therein.

Under the terms of the 6% Notes and 6% Note Warrants, the notes and warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. The table above does not include beneficial ownership information of the following holders of the 6% Notes and 6% Note Warrants of the Company: AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, New Millennium Capital Partners II, LLC, Double U Master Fund LP, and Nite Capital LP, even though one or more of such holders might hold more than 5% of our outstanding common stock if all of their 6% Notes and 6% Note Warrants were converted.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships

The relationships between our directors and the Company are as follows:

Wei Li is a principal stockholder of All Star Technology Inc, which holds 12,356,672 shares of our common stock. Mr. Li may be deemed to beneficially own such shares and exercises voting and investment control over such shares. Mr. Li is also the Chairman of the Board and Chief Executive Officer of the Company.

Dachang Ju is a principal stockholder of InvestLink (China) Limited, which holds directly 7,812,088 shares of our common stock and 2,250,000 shares of common stock as custodian, Mr. Ju may be deemed to beneficially own such shares. Mr. Ju exercises voting and investment control over such shares.

Lianjun Luo is Chief Financial Officer of the Company.

Qi Wang is the Director of Kiwa-CAU R&D centre and also Vice President of the Company.

Yunlong Zhang is General Manager of Kiwa Shandong.

Related Transactions

Mr. Wei Li

Advances and Loans

Our Chairman of the Board and Chief Executive Officer of the Company, Wei Li, has historically helped finance the Company through short term loans and cash advances. As of December 31, 2006, the remaining balance due to Mr. Li was $32,398. During the twelve months ended December 31, 2007, Mr. Li advanced $692,778 to the Company and was repaid $334,268 (including $225,300 repaid by issuance of 3,000,000 shares of common stock in October, 2007). As of December 31, 2007, the balance due to Mr. Li was $390,908. Mr. Li has agreed that the Company may repay the balance when its cash flow circumstance allows.

In connection with the above-mentioned advances, the Company has also granted detachable warrants to Mr. Li to purchase an aggregate of 2,166,991 shares of common stock as partial consideration for several advances to the Company during the twelve months ended December 31, 2007.

Motor Vehicle Lease

In December 2004, we entered into an agreement with Mr. Li, pursuant to which Mr. Li leases to the Company a motor vehicle. The monthly rental payment is $2,054. We have extended this lease agreement with Mr. Li to the end of fiscal 2008.

Guarantees for the Company

Mr. Li has pledged without any compensation from the Company all of his common stock of the Company as collateral security for the Company’s obligations under the 6% Notes.

China Star Investment Management Co., Ltd.

China Star is a company which is 28% owned by Wei Li.

As of December 31, 2007 and 2006, we had loans balances due to China Star of $205,631 and $457,464, respectively. In the twelve months ended December 31, 2007, China Star advanced an additional $27,394 to the Company and the Company has repaid $279,228 to China Star. China Star agreed that the Company could repay the balance when its cash flow circumstance allows.

Kiwa-CAU R&D Center

Pursuant to our agreement with China Agricultual Universtiy (“CAU”), we agreed to invest RMB1 million (approximately $137,000) each year to fund research at Kiwa-CAU R&D Center. Qi Wang, one of our directors since July 2007, has been a director of Kiwa-CAU R&D Center since July 2006.

During fiscal 2007 and 2006, we paid Kiwa-CAU R&D Center nil and $51,225, respectively. The balance due to Kiwa-CAU R&D Center at the end of fiscal 2007 and 2006 was $164,280 and $22,418, respectively.

Challenge Feed

Challenge Feed owns 20% of Kiwa Tianjin’s equity, and Mr. Wenbin Li, one of Challenge Feed’s shareholders, is also in charge of daily operation of Kiwa Tianjin. As of December 31, 2007, the outstanding balance due to Challenge Feed was $13,690, which was unpaid rental from operating lease. There was no trade transaction between the Company and Challenge Feed in 2007.

Lease Agreement

The Company has entered into an agreement with Challenge Feed to lease the following facilities for three years commencing on August 1, 2006: (1) an office building with floor area of approximately 800 square meters; (2) storehouses with floor area of approximately 2,500 square meters; (3) a concentrated feed production line for fowl and livestock; and (4) two workshops with floor area of approximately 1,200 square meters. The total monthly rental is RMB 50,000 (approximately $6,845). During fiscal 2007, we paid $68,450(ten months of rent) to Challenge Feed. The outstanding balance of rental payments due to Challenge Feed as of September 18was $13,690.

Director Independence

Under the independence standard set forth in Rule 4200(a)(15) of the Market Place Rules of the Nasdaq Stock Market, which is the independence standard that we have chosen to report under, one of the members of the Board of Directors, Dachang Ju, is independent. Mr. Ju does not satisfy audit committee independence under Rule 10A-3.

We do not have a separately designated audit, nominating or compensation committee or committee performing similar functions.

EXECUTIVE COMPENSATION

We currently have no Compensation Committee of the Board of Directors. The Board of Directors is currently performing the duties and responsibilities of the Compensation Committee. In addition, we have no formal compensation policy. We decide on our executives’ compensation based on average compensation levels of similar companies in the U.S. or China, depending on consideration of many factors such as where the executive works. Our Chief Executive Officer's compensation is approved by the Board of Directors. Other named executive officers' compensation are proposed by our Chief Executive Officer and approved by the Board of Directors.

Our Stock Incentive Plan is administered by the Board of Directors. Any amendment to our Stock Incentive Plan requires majority approval of the stockholders of the Company. We presently do not have a non-equity incentive plan in effect.

The Company had no officers or directors whose total annual salary and bonus during either 2007 or 2006, exceeded $100,000.

Executive Officers Information

During 2007, our executive officers included Messrs. Wei Li, Lianjun Luo, Qi Wang, Dianyuan Song, Yvonne Wang, Xin Ma and Jun Guo.

Wenbin Li became our Vice President-Marketing on January 21, 2007 and his resignation was accepted by our Board of Directors on October 28, 2007. His successor, Dianyuan Song has been in the same position since the same date.

Information regarding the backgrounds of Messrs. Wei Li, Chief Executive Officer, Lianjun Luo, Chief Financial Officer and Qi Wang is set forth above under “Proposal 1 Election of Directors”.

Dianyuan Song was appointed to be our Vice President-Marketing in February 2008. Prior to that Mr. Song was serving as Marketing and Sales Director of the Company since joining us in October 2007. Mr. Song served as a member of senior management of HuaKen Group of China, which is a large enterprise group specializing in marketing and distributing of fertilizer in China. Mr. Song holds a Bachelor’s degree from Agriculture University of Shenyang.

Yvonne Wang was appointed to be our Secretary in September 2005. Prior to that, she served as an assistant to the CEO and manager of the Company’s U.S. office since April 2003. She obtained her B.S. degree in Business Administration in July 2001, from University of Phoenix.

Xin Ma became our Associate Chief Financial Officer since January 2006. Prior to that Mr. Ma served as financial controller of LangChao Group. He obtained his MSc. Degrees of Management and of Finance in 2005 and 2006 respectively from the University of Leicester.

Jun Guo became our CEO Assistant from June 2007. Prior to that Mr. Guo served as General Manager of Shijiazhuang Yongfeng Feed Co., Ltd. and Shenyang Yiming Feed Co, Ltd. for two years respectively. Mr. Guo holds a bachelor’s degree from Sichuan Institute of Animal Husbandry and Veterinary Medicine.

Equity Compensation Information

2004 Stock Incentive Plan

Under our 2004 Stock Incentive Plan (the “Plan”), we may issue to qualifying participants options and stock purchase rights with respect to up to 3,047,907 shares of our common stock, of which not more than 500,000 shares may be granted to any participant in any fiscal year. Options issued under the Plan will expire ten years from the date of grant. The Plan as approved by our stockholders on June 3, 2004 and an amendment to the Plan was approved by our stockholders on September 12, 2006.

The Plan is a key aspect of our compensation program, designed to attract, retain, and motivate the highly qualified individuals required for our long-term success.

Stock Option Grants

On December 12, 2006, our Board of Directors granted 2,000,000 options under the Plan, of which 654,100 shares were granted to the current executive officers. The exercise price was $0.175, equal to the closing price of our common stock on December 12, 2006. Pursuant to the approval of Board of Directors, after each of the first and second anniversaries of the grant date, 33% percent of the options will become exercisable. After the third anniversary of the grant date, 34% of the options will become exercisable.

During the second quarter of 2007, a total number of 362,100 unexercised stock options was returned to the Plan pool following the separation of certain company employees. These stock options are available for future grant.

As of December 12, 2007, 540,507 outstanding stock options were vested, among which 271,821 stock options in total are held by our current executive officers.

No options were granted under the Plan during 2007.

Outstanding Stock Option At 2007 Fiscal Year-End

The following table sets forth the status of all outstanding options as of December 31, 2007.

Option Grant Table

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Grant Date	Option Expiration Date
Wei Li	60,324	122,476	182,800	0.175	2006-12-12	2016-12-4
Lianjun Luo	43,626	88,574	132,200	0.175	2006-12-12	2016-12-4
Qi Wang	34,914	70,886	105,800	0.175	2006-12-12	2016-12-4
Yvonne Wang	41,283	83,817	125,100	0.175	2006-12-12	2016-12-4
Xin Ma	35,706	72,494	108,200	0.175	2006-12-12	2016-12-4

Aggregate Option Exercises and Fiscal-Year-End Value

No stock options were exercised by any executive officers during 2006 and 2007. We did not adjust or amend the exercise price of any stock options previously awarded to any named executive officers during 2006 and 2007.

The fiscal-year-end value of unexercised options hold by executives was nil based on the closing price on December 31, 2007.

Aggregate Option Exercises in 2007 and FY-End Option Values

	Shares Acquired on Exercise		Securities Underlying Unexercised Options at December 31, 2007 (Exercisable)		Securities Underlying Unexercised Options at December 31, 2007 (Unexercisable)
Name	Number (#)	Value Realized ($)	Number (#)	Value(1) ($)	Number (#)	Value (1) ($)
Wei Li	None	N/A	60,324	Nil	122,476	Nil
Lianjun Luo	None	N/A	43,626	Nil	88,574	Nil
Qi Wang	None	N/A	40,095	Nil	81,045	Nil
Yvonne Wang	None	N/A	41,283	Nil	83,817	Nil
Xin Ma	None	N/A	35,706	Nil	72,494	Nil

(1)
The 2007 year-end value of unexercised options equals the difference between the option exercise price and the closing price of the Company stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of the Company stock on December 31, 2007, as reported in NASD OTC Bulletin Board was $0.12, lower than the exercise price of $0.175, thus the stock options are out-of-money.

Summary Compensation Table

SUMMARY COMPENSATION TABLE
							Nonqualified
						Non-Equity	Deferred	All Other
Name and principal				Stock	Option	Incentive Plan	Compensation	Compensation
position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Wei Li, CEO	2007	75,000	Nil	Nil	Nil	Nil	Nil	Nil	75,000
Wei Li, CEO	2006	75,000	21,000	Nil	29,262	Nil	Nil	Nil	125,262
Lianjun Luo, CFO	2007	48,000	12,000	Nil	Nil	Nil	Nil	Nil	60,000
Lianjun Luo, CFO	2006	48,000	12,000	Nil	21,162	Nil	Nil	Nil	81,162

(1)
The bonus amounts for fiscal 2006 were accrued pursuant to the terms of Wei Li’s employment agreements with the Company. Wei Li’s bonus payment is subject to approval of the Board of Directors of the Company. For material terms of the employment agreements, see additional information below under “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

(2)
Options granted on December 12, 2006. For material terms of the grant, see additional information above under “2004 Stock Incentive Plan”. The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On July 31, 2006, we entered into an employment agreement with our Chief Executive Officer, Wei Li, for a three-year term, retroactive to January 1, 2006. Pursuant to this agreement, Mr. Li will receive a salary at the rate of RMB768,000 (approximately $105,000) per annum, of which RMB600,000 will be paid in equal monthly installments of RMB50,000 ($6,845) during the period of employment, prorated for any partial employment period, and RMB168,000 ($23,000) will be paid as an annual performance bonus in three months after each employment year. Mr. Li will receive such annual increases in salary as may be determined by our Board of Directors at our annual meeting. Mr. Li is also entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Li is entitled to three-month’s severance if his employment is terminated without cause.

On July 31, 2006, we entered into an employment agreement with our Chief Financial Officer, Lianjun Luo, for a three-year term, retroactive to January 1, 2006. Pursuant to this 2006 agreement, we will pay Mr. Luo an annual salary at the rate per annum of RMB480,000 (approximately $65,700), of which RMB384,000 will be paid in equal monthly installments of RMB32,000 during the period of employment, prorated for any partial employment period, and RMB96,000 will be paid as an annual performance bonus in three months after each employment year for the successful completion of all goals and objectives of that year and is entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Mr. Luo is entitled to three month’s severance if his employment is terminated without cause.

Mr. Wenbin Li’s resignation as Vice President-Marketing was accepted by our Board of Directors on October 28, 2007.

In addition, there are no compensatory plans or arrangements with respect to a named executive officer that would result in payments or installments in excess of $100,000 upon the resignation, retirement or other termination of such executive officer's employment with us or from a change-in-control.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and certain persons holding more than 10 percent of a registered class of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and certain other shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the best of the Company’s knowledge, based solely upon a review of the copies of such reports, during 2007, all of the required filings were made on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 31, 2008.

In accordance with our bylaws, in order to be properly brought before the 2009 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to or mailed and received by the Company’s Secretary at its principal executive offices not less than 60 days nor more than 180 days prior to the 2009 Annual Meeting of Stockholders. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be so received not later than the close of business on the tenth day following the day on which the notice of the meeting date was mailed or public disclosure was made. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws.

Please send notices of intention to present proposals at the 2009 Annual Meeting of Stockholders to the Company’s Secretary, 310 North; Indian Hill Blvd, Suite 702, Claremont, California 91711-4611.The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER BUSINESS

The Board of Directors does not currently intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, the proxy holders will vote any shares represented by proxies in their discretion.

KIWA BIO-TECH PRODUCTS GROUP CORPORATION By Order of the Board of Directors Yvonne Wang Secretary

Claremont, California
[ ● ]